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                         SUBSIDIARIES OF THE REGISTRANT


        Sussex Bancorp has two subsidiaries - - Sussex Bank and Sussex Capital Trust I. Sussex Bank has three subsidiaries, Sussex Bancorp Mortgage Company, SCB Investment Company and Tri-State Insurance Agency, Inc.